Exhibit 99.1

Conference Call Transcript

RLI Corp.— Earnings Conference Call — 2nd Quarter 2007

July 18, 2007 // 10:00 am (CT)

RLI Participants

Jonathan E. Michael, Chief Executive Officer

Michael J. Stone, Chief Operating Officer

Joseph E. Dondanville, Chief Financial Officer

John Robison, Treasurer, VP — Investor Relations

Conference Call Participants

Name	Affiliation

Daniel Baransky	Fox Pitt Kelton
Charles Gates	Credit Suisse
Mike Grasher	Piper Jaffray
Doug Mewhirter	Ferris Baker Watts
Meyer Shields	Stifel Nicolaus
Ken Zuckerberg	Fontana Capital

RLI CORP.

Moderator: John Robison

July 18, 2007

10:00 a.m. CT

Operator:                       Good morning and welcome, ladies and gentlemen, to the RLI Corp. second quarter earnings teleconference call.

At this time, I would like to inform you that this teleconference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open the conference up for question-and-answer after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect our intentions, beliefs, and expectations for the future.  As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially.

These risk factors are listed in the company’s various SEC filings including the annual form 10-K which should be reviewed carefully.  The company has filed a Form 8-K with Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations which are non GAAP measures of financial results.  RLI’s operating earnings and earnings per share from operations consist of net earnings, after the elimination of after tax realized investment gains or losses.  RLI’s management believes this measure is useful in gauging core operating performances across reporting periods but may not be comparable to other companies’ definitions of operating earnings.  The Form 8-K contains reconciliation between operating earnings and net earnings.  The Form 8-K and press release are available at the company’s Web site at www.rlicorp.com.

At the request of the company, we will open the conference up for question-and-answer following the presentation.

At this time, I would like to turn the conference over to RLI’s Treasurer Mr. John Robison; please go ahead, sir.

John Robison:                 Thank you.  Good morning everyone.  Welcome to the RLI earnings teleconference for the second quarter of 2007.  Joining me for today’s call are Jon Michael, President and CEO of RLI Corp; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI insurance company.

We will conduct this call as we have in the past quarters.  I’ll give a brief review of the financial highlights and then Mike Stone will talk about the quarter’s operations.  We’ll then open the call to questions and Jon Michael will finish up with some closing comments.

I am pleased to report record second quarter operating earnings of $40.1 million or $1.64 per share.  The combined ratio for the second quarter was 71.6.  Included in the results this quarter was favorable loss development on prior years’ loss, and hurricane reserves of $20.5 million or 54 cents per share.  In addition, we reported $63.7 million, the net operating cash flow for the quarter.  Investment income grew 8.7 percent to $19.1 one million this quarter.  The higher than normal realized gain of nearly $15 million is a result of reallocating funds from our core equity portfolio to other asset classes including preferred stocks.

Our fixed income portfolio has a duration of approximately five years and maintains a triple A overall quality rating.  Our investment in Maui Jim contributed $4.4 million of pre tax income for the quarter.  I am also pleased to report two updates on litigation issues.  One, we settled the New Jersey class action lawsuit regarding contingent commissions.  RLI was released from the suit with no settlement fees.

Secondly, regarding CMC, we reached a settlement with Sky Bank.  This settlement was within our expectations, and ends RLI’s litigation with Sky Bank, but does not resolve our pending litigation with the remaining three investor banks.  The remaining exposure in litigation is approximately one third of the original bond penalty.

Turning to our share repurchase program, during the quarter, we repurchased 240,000 shares of RLI stock at an average cost of $57.23 per share or $13.7 million.

For the operations highlight, I will now turn it over to Mike Stone.  Mike.

Mike Stone:                       Thanks, John.  Good morning.  Another good quarter, as our underwriters continue their superior performance.  And we’re an underwriting company, and when I say underwriters, I am speaking of all of our talented people, not just those who focused on risk selection.

While gross written premium was down, remember we are a disciplined underwriting company and we price risk according to the exposure, and not to the vagaries of the marketplace.  We focus on selection, pricing and profit.  As experienced underwriters, we look for inefficient spots in the market, where we can get our price.  Although prices rates are deteriorating in most lines, the margins have been excellent.

As I said last quarter, we are coming off robust pricing in ‘02, ‘03, ‘04.  While rates are decaying, that decay did accelerate a bit in the second quarter.  Remember, our model rewards profit, we will continue to be disciplined — continue to build and develop our capabilities and extend our competencies.

For example, we announced the launch of RLI RE, a property fac facility, a property business we would not otherwise see.  We would expect that business to begin producing in the third quarter of this year, and its maturity to be a $25 to $40 million business.  It fits well with our underwriting focus.  It is an individually underwritten business that focuses on profit, and is not quite as susceptible to the soft market.

We talked a little bit our segments, property, gross written premium down 14 percent.  The markets are decaying a bit faster than we anticipated, but we are adjusting.  We’ll see what happens as we go through the hurricane season.  The fire business is very competitive.  As we talked about the last couple of quarters our habitational business that we were experiencing more loss activity.  We’ve taken significant underwriting steps in some of the premium slippage as a result of that, but believe it has, and will improve our profitability in this line.

The CAT business, earthquake pricing probably peaked in the fourth quarter of ‘06, pricing is probably down from that peak about 20 percent.  Our exposure is down as well.  Our gross premium is flat.  And again, as I’ve said recently, you will see that line go up if prices go up and it will go down if prices go down.  But it’s fairly flat right now, and we feel good about that business.

On the wind side, again, pricing probably peaked in the late fourth quarter of ‘06.  And it’s down probably 40 percent from that peak, a rather rapid decline, but we’re in the wind season and we will see what happens.

Our marine business continues to build out its footprint and is managing consistent with its original plan.  Gross written premiums up 40 percent in the quarter.  We would expect to see that start to level off as we move into the latter part of this year.

The casualty lines.  Our primary liability product, our largest product line.  Gross written premium down about 10 percent.  Again, rates deteriorating 10 to 12 percent, decaying slowly again, but starting to probably accelerate that softening.  Again, we will focus on profit, but we will also find — we’ll find opportunities in that business segment.  Our submission flow both on the property side and the primary liability side continues to be consistent with last year.  So we’re seeing opportunities, just that the opportunities aren’t priced as well as they were a year ago.

Our transportation business, it’s been a difficult environment there.  We are holding up but gross written premiums down 16 percent in the quarter.  We lost three large accounts in the quarter, but again we have experienced, seasoned, knowledgeable underwriters who will manage through this.  We may give up a little bit of volume, but we will protect our profit as we go through this.

Overall casualty rates are decaying, but we think we’re holding our own here.  We will remain disciplined, and we’ll find opportunities as the year goes on.

In our last segment, surety, good quarter, much improved, all segments performing well.  Gross written premium up 12 percent in the quarter, eight percent in the first half.  We are looking to continue the growth of that profitable business line.

Overall, a good quarter as our underwriters remain disciplined, and adjust to the changing marketplace.  That’s all I got John.

John Robison:      Thank you, Mike.  We’ll now open the call up for questions.

Operator:                       Thank you.  The question-and-answer session will be conducted electronically.  If you would like to ask a question today, please press the star key followed by the digit one on your touch-tone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star one if you do have a question.

And our first question will come from Mike Grasher with Piper Jaffray.

Mike Grasher:                      Good morning.  Congratulations on a great quarter.  I wanted to go back to the pricing environment.  Can you give us a feel for, I guess, the pricing on the new business that you are seeing come through?  I mean how does it correlate to sort of what you saw a year ago, or even two years ago?

Mike Stone:                      Yes, Mike, it’s Mike Stone.  On the property side, probably year-over-year, again, depending on what it is, I think I said on the wind business, probably, year-over-year it — our renewal business is a little bit, but it’s certainly down from the peak, the same thing on the quake business.  Fire business is down, probably 15 percent from year-over-year.

Mike Grasher:       And that — excuse me — but that’s on renewals, or is that on new business flow?

Mike Stone:        Well that’s on — I mean if you look at just overall rate, what we got year-over-year.

Mike Grasher:                      OK.  And can you shed any light on how, you know, I guess your renewal rates, your retention — renewal retention rates, versus what the new business flow might look like?

Mike Stone:                       Yes, our renewal retention on the property side is about 50 percent.  It’s down a little bit from — it’s probably down 10 points from last year.  Again, we’re giving up a bit of our habitational business on purpose, as we are pricing ourselves out of that business in some instances.

Mike Grasher:       Understood.

Mike Stone:                       On the casualty side, again, I’m talking about GL basically; our renewal retention is a little bit higher than that, probably around 55, probably down five points from last year.

Mike Stone:                       OK.  And then, I did want to ask about the investment portfolio, if you could share with us any exposure you may have to mortgage backed securities and what that may look like?

John Robison:                   Yes, Mike, this is John Robison.  We have — all of our mortgages are triple A rated.  We do have two home equity lines — mortgages that are also rated triple that have not been downgraded by Moody’s or S&P and haven’t even been put on watch.  So we don’t see any sub prime lending exposure in our investment portfolio.

Mike Grasher:       OK.   Just to clarify, there’s not sub prime within the existing holdings?

John Robison:      There’s none in our existing holdings.

Mike Grasher:                      OK.  And just a final question on the equity and earnings of Maui Jim, is there seasonality with that, with 2Q and 3Q being much higher than the rest of the year?

Joe Dondanville:                        This is Joe Dondanville.  Yes, there is some seasonality in there, but as they continue to expand globally, some of that seasonality is expected to work its way down.

Mike Grasher:       OK.  I understood.  All right, well thanks very much and congratulations again.

Mike Stone:        Thank you.

Operator:          And our next question will come from Charles Gates with Credit Suisse.

Charles Gates:                    Hi.  Good morning.  I have a couple of questions.  Question number one, would be the fact that you said that your exposure specific to Commercial Money Center was down to a third of, I guess, the bond amount, maybe I got that wrong.  What was that initial amount?

Mike Stone:                       Charlie, it’s Mike Stone.  Our original bond penalty amount for the five banks was $54 million.  It’s now down to $16 million.

Charles Gates:                    OK.  So your exposure, therefore, to this would be $16 million plus any lawyer expenses, plus any kind of punitive damage or settlement against you.

Mike Stone:                       Again, Charlie, yes, the — our exposure, I think, if you look at it, our exposure has been cut from 100 percent down to about 30 percent.  And that 30 percent is about $16 million, which was the bond penalty amount.  So — but yes, there could be additional add-ons from litigation, but understand what we’ve done so far with the other 70 percent is settle it for significantly less than 70 percent.

Charles Gates:                    OK.  Congratulations.  My second question, is there any kind of license or discretion with regard to the reporting of reductions in reserves for earlier losses?  You know, there are some things that are black and white, but obviously, there are some things where you have license.  And so therefore, the question is to what extent license contributed to the high level or gain from that in this period?

Jon Michael:         Charlie, I don’t understand the question.  Can you repeat it?

Charles Gates:                    Sure.  You’ve got something — you’re supposed to pay your taxes on April 15, I guess.  So I guess there some things, though, I believe are discretionary and management has some question as to whether or not they report a gain this period, as opposed to the previous period.

And I wondered whether or not that contributed all to the reduction in reserves for order of losses during the quarter?

Jon Michael:  No.  We give — not really.  We give our best — we make our best estimate of what the reserves ought to be every quarter.  And, you know, we think they are spot on, and we let the numbers fall where they may.

Charles Gates:  I guess it’s just unusual that least year during the quarter, you had three cents, and this year, during the quarter, it was so dramatically higher, that was the question.

Jon Michael:  I think that would maybe give credence to what I say.  We don’t view it that way.  We, you know, examine the reserves, and, you know, claims come in as they come in.  And every quarter, we have expected losses for the quarter, and we just let them fall where they may.  So we don’t take any license with that.

Charles Gates:  My next question would be, I think, one of you made the comment that casualty rates were deteriorating in the area of 10 to 12 percent, and that you had observed some acceleration in that softening.

Mike Stone:  Yes, Charlie, it’s Mike Stone.  Yes, that’s what I said.  And I was really sort of speaking of our GL, which is our primary liability, which is our biggest product line, that we are seeing rates deteriorate 10 to 12 percent, and it looks like it’s accelerating a bit.

Jon Michael:  Yes, last year, Charlie, I think, at the end of the year, we were probably seeing somewhere in the neighborhood of eight to 10 percent and now it’s more like 12 percent.

Charles Gates:  To what extent do you see standard markets companies coming back into that business?

Jon Michael:  They are being competitive as well, and that’s exactly what happens to the surplus lines business, is that the standard line companies come in and there’s more capacity in the marketplace, by those standard lines companies, and the surplus lines companies.  Therefore, we will lose some market share.

Charles Gates:  Is that more of a factor today than it was three months ago?

Mike Stone:  Charlie, Mike Stone.  It’s on the edge, on the margin, yes.  But it’s certainly a bigger factor today than it was a year ago today.

Charles Gates:  OK.  And I guess, my final question, you indicated that you had lost three large transportation accounts during the quarter.  Is there anyway you can say what the roughly, writing specific to those accounts were?  I know in past years, for example, you put in your annual report, I believe a picture of a yellow truck.

Mike Stone:  Yes, we did, we put a yellow truck.  And I think we had a leprechaun in there as well, which was a bus.  Yes, those three accounts represented $6 million in gross written premium.

Charles Gates:  And so basically that’s indicative of the loss of this casualty business, as it becomes warmer — as it becomes more competitive, I apologize.

Mike Stone:  Yes, I understand what you were saying.  Partially, yes, that’s indicative.  And as we adjust in some instances, we’ve got pretty nice margins and we don’t want to give them up.  So we’re probably being a little aggressive in our pricing and we probably need to be willing to give up a little margin to hold on to some of that business.  But we’re going to be careful as we manage the marketplace.

Charles Gates:  Thank you.

Operator:  And our next question will come from Meyer Shields with Stifel Nicolaus.

Meyer Shields:  Thanks, good morning.  Let me start with this, is there any way of quantifying with regard to the reserve releases how much of that came from changes in reserves that are still not paid, and how much of it was claims paid below the previous reserve amount?

Mike Stone:  We can’t quantify that.  We look at the reserves — you know reserve to ultimate.  And at least on this call, we couldn’t quantify that.  We can tell you where they are coming from and what years, but we can’t quantify whether they were case reserves that came in lower or just release of IBNR.

Meyer Shields:  OK. Can we go through the accident years?

Mike Stone:  Joe.

Joe Dondanville:  OK.  For the casualty line, the majority of the reserves were released from 2002 to 2005, where 2004 was about eight million and 2005 was $6.2 million, of a total of about $20 million for casualty.  The surety was 2004, the $1.6 million, and property about $300,000 was related to hurricane, the 2005 hurricanes.  And the rest was an old reinsurance assumed program prior to 99 and that was $1.1 million.

Meyer Shields:  OK.  That’s helpful.  The ratio of net to gross written premiums in property jumped up sequentially.  And I’m just hoping for some guidance on how we should think about that going forward.  It’s about 55 percent in the first quarter, and above 70 in the second.

John Robison:  It probably relates to CAT covers?  Does it?

Joe Dondanville:  Yes.

John Robison:  Gross written to net written.

Joe Dondanville:  Yes.  CAT covers is a — pretty much a fixed number, and as the premiums drop on the non CAT business and even on the wind business, we saw some drop in premiums, the cost of the catastrophe program is still fixed that drives that ratio up.

Meyer Shields:  OK.  I’m a little confused.  It went up from the first to the second quarter, despite the rate decreases.  Wouldn’t it go the other way?

Mike Stone:  No.

Meyer Shields:  I’m sorry, it’s written premium in the quarter.

Mike Stone:  Yes.

Meyer Shields:  OK.  Last question; if I can, how do you think about the fact that with the facultative reinsurance unit based in the U.S. you are at a tax disadvantage to the Bermudans?

Jon Michael:  Well we don’t believe that our property facultative operation needs to be in Bermuda.  The cost associated with being in Bermuda for that operation in particular would be prohibitive.  And so we don’t see that as necessarily a big obstacle for us.

Mike Stone:  This is — I mean this property fac operation is not a capacity operation.  It’s one off underwriting and looking for spots where someone needs some risk transfer, and we provide some expertise to provide that.  So we’re not — the Bermuda guys tend to be particularly in Bermuda capacity players.

Meyer Shields:  OK.  That’s helpful.  Thanks so much.

Operator:  And our next question will come from Ferris Baker Watts, Doug Mewhirter.

Doug Mewhirter:  Hi, good morning.  Most of my questions have been answered.  I just have two numbers types questions.  The first one is it looks like your corporate expenses jumped up a bit sequentially, but your acquisition costs went down.  Was there simply just a reallocating of one line of them to the other, or are they both unrelated in your corporate expenses of just naturally drifted up?  Or is any sort of one time expense items in there?

Joe Dondanville:  This is Joe Dondanville.  There is one time item bonuses related to the reserve releases that gets included in the general corporate expenses, and the other operating expenses, outside of acquisition expense line.

Doug Mewhirter:  OK.  So those bonuses are not considered acquisition expenses then?

Jon Michael:  Some of them are.

Doug Mewhirter:  OK.

Jon Michael:  They are in the other insurance expenses, that line.

Doug Mewhirter:  OK.  That was helpful.  And second, it looks like you are retaining more in casualty as well as property, so it’s gone from the high 60s to the low 70s.  Are you targeting any kind of retention, premium retention number, keeping it in the low 70s, or moving towards the mid 70s?

Mike Stone:  It’s Mike Stone.  We — obviously with the capital we have, we’d like to retain more.  But at the same time, as the market softens reinsurance prices tend to soften as well.  So we look at individually but with a bias towards trying to retain more, if we can, and we have done that in some instances.  And we did some of that this quarter by retaining more in our transportation business, and a little bit more in our executive protection business.

But all in all, it’s really sort of an evaluate them on treaty at a time, with a bias towards trying to retain more, given where we are today.

Doug Mewhirter:  OK.  Thank you very much.  That’s all of my questions.

Operator:  And our next question will come from Daniel Baransky with Fox-Pitt Kelton.

Daniel Baransky:  Yes.  I have some numbers questions and such.  What were the paid losses in the quarter?

Joe Dondanville:  All right, Dan, Joe Dondanville.  On the property side for the quarter, it was $14.9 million net paid.  Casualty is $34.9.  And surety is $3.2 for a total of $53 million.

Daniel Baransky:  All right, thanks.  Did — was there any issues around the construction business who exited this quarter?  Or was that pretty much clean?

Joe Dondanville:  It was clean.  It had no significant impact, either way.

Daniel Baransky:  OK.  And where are we, I guess, in the process of running that off, as far as much exposure is left or contract is left of some sort of metric around that.

Mike Stone:  Yes, Dan, Mike Stone.  We have 34 policies remaining in force with 36 total projects.  As of the end of the year ‘06, we had 94 policies in force, so we are down, what’s that, two-thirds?  And we had 135 projects.  So these are running off fairly quickly now.  And we will be down to probably — low double digits by the end of the year, 10 or 15, something like that.

Daniel Baransky:  Great, thanks. I was curious on — if you could give us any sort of sense, especially in a casualty line is for, I don’t know if you have this detail or not, but what the level of IBNR is for your casualty lines and what the total levels reserves are for your casualty lines, as of the end of the second quarter or maybe at year end ‘06.

Mike Stone:  We have that information.

Joe Dondanville:  OK.  On casualty it’s about $460 million of IBNR out of $706 million in total casualty reserves.

Daniel Baransky:  And that was at the end of this quarter?

Joe Dondanville:  At the end of June, yes.

Daniel Baransky:  OK.  Great.  Thanks.  Do you have any thought processes on what the M&A environment is like now?  Have you seen any acceleration or increased activity and sort of how you look at that possibility for RLI?

Jon Michael:  We continue to look for opportunities.  In terms of increases in M&A activities, I think it’s been fairly steady.  We look more for lift outs ourselves.  We’re not necessarily looking to acquire companies, but we’re looking at lift outs and that activity has been pretty good.  But we haven’t really latched upon anything at this point.

Daniel Baransky:  OK.  By lift out, would I assume that means teams of people, per se?

Jon Michael:  Yes.

Daniel Baransky:  Is there any particular segment that you find attractive or can you comment on that?

Jon Michael:  I think we’re looking across the board, and we’re looking for new product, too, in this timeframe.  So we are looking to expand footprints and surety, for example.  Mike said we’re looking at marine to expand that footprint.  And the other areas, we’re trying to hire underwriters who have followings and that sort of thing.  In terms of new products, we’ve looked at a lot of different things.  And, you know, we have some things going, but nothing to announce.

Daniel Baransky:  OK.  And on the three contracts that you lost, do you have any sense for what perhaps the pricing was below you or any sense of how you lost that business?

Mike Stone:  Yes, well pricing was — as far as we know, as far as we’re told, which tends to be anecdotal by the way.

Daniel Baransky:  Yes.

Mike Stone:  Because it went for less than what we priced it for, but 25 to 30 percent off.

Daniel Baransky:  And at those levels did you — you mentioned that perhaps you are being a little aggressive on the pricing to sort of maintain margins where you are, and you could give back a little ground.  At those pricing levels, did you think it was unprofitable, or it just wasn’t at the returns you would have liked?

Mike Stone:  We think at those pricing levels it was unprofitable.

Daniel Baransky:  OK.  That’s all I have, great.  Thanks a lot for all of the feedback.

Mike Stone:  Thank you.

Operator:  And our next question will come from Lara Devieux with Fontana Capital.

Ken Zuckerberg:  Hi, it’s actually Ken Zuckerberg for Lara Devieux of Fontana Capital.  Good morning, gentlemen.

John Robison:  Good morning.

Ken Zuckerberg:  I just wanted to clarify; there were two areas to investigate a little further.  First, was with respect to the property fac team, is the competition of the business they are writing, you know, are we talking more opportunistic?  Or are there specific clients and coverage lines that Kevin and the team are going to be focusing on?

Mike Stone:  Right now, Kevin doesn’t have a team but he’s working on it.  This is Mike Stone.  He has some contacts in the industry, so I would suspect that some of his business will come from relationships that he’s had.  It’s going to be broker produced business.  And most of the broker produced property fac business comes from the big brokers, the Aons, the Guy Carpenters of the world, so that’s where the business will be sourced.

Ken Zuckerberg:  And Mike, should we think about the fact that there is some excess capital at the holding company which essentially could be redeployed or deployed into Kevin’s unit, in the event that opportunities might come up.  Or do you think you might look to seek other capital for his area?

John Robison:  No.  We’ll use our capital for that.  You can think of it as the former.

Ken Zuckerberg:  OK.  Great.  Because I know you are trying to make some progress on the operating leverage goals. So it seems like a smart move.  Second question, more housekeeping, I know you mentioned CAT rates were down, I guess, 20 percent since the end of ‘06, and the wind segment of that was actually down 40 percent.  I assume we’re talking either insurance rates or what you will all pay for your own CAT program, I just wanted to clarify.

Mike Stone:  Yes, I wish it was for our CAT program.  It was — it’s really the primary rates what we saw off the peak rates.

Ken Zuckerberg:  OK.  You know, it’s interesting.  I guess just trying to put that into context, would you — you know, would you attribute that to, and I know Charlie asked the question like this, would you attribute more to standard insurance carriers competing for the business, other — maybe other E&S carriers, or even Bermuda — some of the Bermudan reinsurers sort of on shore writing primary.

Mike Stone:  All three.

Jon Michael:  Yes.  Overall, it’s capital.  That’s all it is.

Ken Zuckerberg:  OK.

Jon Michael:  It’s capital — deployment of capital, and everybody is looking for opportunities, that’s what it is.  And reinsurance costs are going down too.

Ken Zuckerberg:  Yes.  So I guess you’ll pay your underwriters to play golf for a few years, and then we’ll come back when rates are good.

Jon Michael:  Don’t say that.

Mike Stone:  Rates aren’t that bad.

Jon Michael:  They aren’t that bad.

Ken Zuckerberg:  Great.  Thanks for the comments.

Operator:  Our next question will come from Credit Suisse, Charles Gates.

Charles Gates:  Hi.  Two questions.  My first question, if you were to go back in history what period of time from a pricing or competition standpoint, do you think similar to what you have today?

Mike Stone:  Charlie, Mike Stone.  I think it’s more like ‘02.  I mean we’re not back to pre 9/11.  We’re still — I’d say ‘02, when things moved up pretty nicely in the latter part of ‘01 and ‘02, and I think that’s where we are.  So as we just commented, we’re not ready for golf yet.  There’s still money to be made in the marketplace.  But it’s getting to a point, where we’re going to have start holding the line.

Charles Gates:  I guess my second question, given the current trends in your business, would you foresee that the rate of growth in your growth sales, that is the rate of decline in your growth sales would likely continue to increase some?

Mike Stone:  What you are saying is will our decrease increase?

Charles Gates:  Yes, that was said better though.

Mike Stone:  You know, Charlie, that’s a — I think not.  You know, we have some new stuff that’s building out.  We have some, you know, we think, opportunities.  So I would suspect that our property will flatten.  I would suspect that GL will continue to deteriorate a bit.  But I don’t see the rate of decrease increased.

Charles Gates:  OK.  And my final question, and this is a derivative of what Ken Zuckerberg just asked, to what extent do you think or do you see, the Bermuda company’s insurer/reinsurer’s such as like an Axis, becoming of greater consequence in your market?

Mike Stone:  Charlie, Mike Stone, again.  You know, they are all ready a fairly significant player, the Axis’s the Arch’s of the world.  Obviously, Ace and Excel of even earlier years are significant players.  So I would suspect that we will continue to see Bermuda competition.  And I mean obviously, the Argonaut thing shows that, you know, there’s some perceived benefit to that model.

Charles Gates:  To what extent is the business that you are writing today occurrence, as opposed to claims made?  That’s the last question.

Mike Stone:  Charlie, that depends on the product line.

Charles Gates:  Well roughly, say if you had $100 of sales, what portion of $100 of sales in casualty insurance during the second quarter, do you think was occurrence?  And that’s the last question.

Mike Stone:  Ninety.  It’s 90 or a little north of 90 is occurrence.

Charles Gates:  OK.  Thanks a lot.

Operator:  And we do have a follow up question from Daniel Baransky.

Daniel Baransky:  Hi.  Yes, I just had a question on your accident and your picks here.  If I look in the casualty line it looks like it’s down year-over-year.  And I am wondering how to think about that from two perspectives, one how much you are sort of baking in for what might be improved loss trends over the past few years, or the lack of loss activity materializing.

And two, that in context with, you know, you hear about pricing coming off in the 10 percent range and how that ultimately effect your picks moving forward too.  So I guess there’s a two pronged question there.

Jon Michael:  Yes, the answer is that the lost trends from past underwriting years, will effect the current accident year — or current accident year loss pick.  And as you know, we’ve released $20 million this quarter, and we’ve released some last year, and last quarter.  And the loss picks or the opposite of that is true as pricing wanes, then that would increase our loss pick and the overall is the net of the two.  And then you also have overall inflationary trends, and, you know, loss cost trends just overall.

             I am not — we’re not actuaries, so without getting into the actuarial analysis, I couldn’t really tell you all of those.  Joe, do you have any?

Joe Dondanville:  Just to say that we- with the reserve release, that tends to have an impact on multiple years, and that that impact certainly had a pulling down effect of the 2006 loss picks, but with pricing as Jon mentioned, we expect, you know, as we go through 2007 and beyond, if trending continues, that their loss picks are going to be going up.

Daniel Baransky:  So I guess that answered my question.  Directionally, if we think of taking credit for loss trends being fairly good and the deterioration rates, you know, the net impact would be more towards the bias for rising — a rising loss ratio here as we move forward.

Jon Michael:  The only thing we’ll comment on there, Dan, that, you know, we see a trend, prices are going up.  We believe our loss picks today and our loss reserves today are adequate but not excessive or short.  So we think we’re right on.  So we would expect that if the pricing continues to deteriorate then loss picks would go up.

Daniel Baransky:  OK.  All right.  Great, thanks.

Operator:  And just as a reminder, that is star one if you do have a question.  Please keep in mind if you are using a speakerphone, please make sure your mute function is turned off, to allow your signal to reach our equipment.

And our next follow up question will come from Meyer Shields.

Meyer Shields:  Thanks. I think you said that the at maturity to property facultative business would be, if I have it right, $35 to $40 million?

Mike Stone:  Twenty-five to 40.

Meyer Shields:  OK.  How long do you think it takes to get maturity?

Mike Stone:  Four to five years.

Meyer Shields:  OK.  And can I get the interest rate on the short term debt that is on the balance sheet for the quarter?

John Robison:  Yes.  It’s John Robison, 5.35%.

Meyer Shields:  OK.  Thank you.

Operator:  And just as a final reminder, that is star one if you do have a question.  And we’ll pause for just a moment.

At this time, there appears to be no further questions in the queue.  I would now like to turn the conference over to Mr. Jonathan Michael.

Jon Michael:  Thank you.  The market is softening, but the sky isn’t falling.  In soft markets, our volume may decline slightly like it did this first six months.  We should be able to outperform our competitors as they battle for the top line, and we remain focused on the bottom line.

             Our second quarter was outstanding from an earnings standpoint.  All three of our segments performed very, very well.  We are going to continue to look for new opportunities like the aforementioned property facultative operation announced yesterday.  And we will try to continue to grow our footprint and other lines, and grow our niche portfolio of products.

I want to thank you all for listening, and following RLI and we’ll talk to you again next quarter.  Thanks again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112, with an ID number of 4069379.  This concludes our conference for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

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